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SPECIALIZED AUDIO LABORATORIES, INC.

EXHIBIT 11.1  COMPUTATION OF LOSS PER COMMON SHARE


                                            NINE MONTH                        FOUR MONTHS            FISCAL YEARS ENDED
                                           PERIOD ENDED   FISCAL YEAR ENDED       ENDED      ------------------------------------
                                           SEPTEMBER 30,     DECEMBER 31,     DECEMBER 31,   AUGUST 31,   AUGUST 31,   AUGUST 31,
                                               1996              1995             1994          1994         1993         1992
                                           --------------------------------------------------------------------------------------
PRIMARY EARNINGS PER COMMON SHARE:
Weighted Average Common Shares             18,487,584     15,933,516          14,329,235     12,376,579   10,518,998    7,295,073
Weighted Average Escrowed Performance
  Shares(1)                                (5,776,700)    (5,776,700)         (5,776,700)    (5,485,033)  (4,776,700)  (4,776,700)
                                           ---------------------------------------------------------------------------------------
Adjusted Weighted Average Common Shares    12,710,884     10,158,816           8,552,536      6,891,548    5,740,296    2,518,373
                                           ======================================================================================
Net Loss for Period                        (3,630,580)    (3,241,285)         (1,193,261)    (1,806,367)  (2,103,417)  (1,088,294)
                                           ======================================================================================
Primary Loss Per Share                          (0.29)         (0.32)              (0.14)         (0.26)       (0.37)       (0.42)
                                           ======================================================================================

FULLY DILUTED EARNINGS PER COMMON SHARE:

Adjusted Weighted Average Common Shares    12,710,884     10,156,816           8,552,535      6,891,546    5,740,298    2,518,373
Weighted Average Escrowed Performance
  Shares(1)                                 5,776,700      5,776,700           5,776,700      5,485,033    4,776,700    4,778,700
Shares to be Issued on Option Exercise(2)     702,640        806,068             621,486        648,836      444,585      431,667
Shares to be Issued on Warrant Exercise(2)     82,386        312,704              23,143              0       71,385      233,333
                                           --------------------------------------------------------------------------------------
Fully Diluted Weighted Average Common
  Shares                                   19,252,612     17,052,286          14,873,854     13,025,417   11,032,958    7,960,073
                                           ======================================================================================
Net Loss for Period (from above)           (3,630,580)    (3,241,285)         (1,193,261)    (1,808,387)  (2,103,417)  (1,068,294)
                                           ======================================================================================
Fully Diluted Loss Per Share                    (0.19)         (0.19)              (0.08)         (0.14)       (0.19)       (0.13)
                                           ======================================================================================
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(1)  Escrowed performance shares have been excluded from the determination of primary loss per share as the conditions for release have not yet been attained.

(2) Outstanding options and warrants to purchase common shares have not been included in the calculation of primary loss per share as the effect of including such securities would be antidilutive. For purposes of computing the fully diluted loss per share, the treasury stock method has been used and the shares have been treated as outstanding for the entire period.